UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 2, 2012

CENTER BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

New Jersey	2-81353	52-1273725
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

2455 Morris Avenue, Union, New Jersey	07083
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (800) 862-3683

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

(e)          On April 2, 2012, Center Bancorp, Inc. (“Center”), Union Center National Bank (the “Bank”) and Anthony C. Weagley, the President and Chief Executive Officer of Center and the Bank, entered into an employment agreement (the “Agreement”) effective as of April 4, 2012 (the “Effective Date”). Set forth below is a description of the material terms of the Agreement:

•	The term of Mr. Weagley’s employment under the Agreement commences as of the Effective Date and, subject to earlier termination in accordance with the Agreement, shall continue for one year. Thereafter, the term of the Agreement will automatically renew each day after the Effective Date for one additional day so that the term of the Agreement will continuously be for one year unless any party thereto notifies the other parties of that party’s intent not to renew the Agreement.

•	Mr. Weagley’s base salary shall not be less than $366,300 per annum during the term of the Agreement. In addition, Mr. Weagley’s salary will be reviewed annually by the board of directors for each of Center and the Bank (collectively, the “Boards”), and, as so increased, such increased salary will be Mr. Weagley’s base salary.

•	During the term of the Agreement, Mr. Weagely will also receive an annual stock bonus award of $25,000 payable in shares of Center’s stock.

•	Mr. Weagley will also be eligible to receive an annual incentive payment in an amount determined in the Boards’ sole discretion.

If Mr. Weagley’s employment is terminated without Cause (as defined in the Agreement), he will be entitled to, among other things:

•	any fixed compensation earned and unpaid through the date of termination (the “Fixed Income Payment”);

•	any earned and unpaid, unfixed income (such as a bonus or annual incentive payment), which will be calculated based on the average of such compensation for the prior three year period immediately preceding his termination, prorated for the portion of the year completed prior to his termination (the “Unfixed Income Payment”);

•	three times the annual rate of his then current base salary (“Multiple Salary Payment”);

•	three times the average of his bonuses paid for the three fiscal preceding years (excluding any fiscal year for which a bonus was not paid) (“Multiple Bonus Payment”);

•	a monthly cash payment equal to the applicable per employee Healthcare benefits (as defined in the Agreement) for thirty-six months following termination (the “Healthcare Payment”); and

•	the full vesting of all unvested stock options and restricted stock awards (the “Vested Equity”) (the foregoing payments, the “Termination Payments”).

If, following the consummation of a Change of Control (as defined in the Agreement), a Terminating Event (as defined in the Agreement) occurs and Mr. Weagley terminates his employment within one year of such Terminating Event, he will be entitled to the Termination Payments. In the event Mr. Weagley terminates his employment for Good Reason, he will also be entitled to the Termination Payments; provided, however, that the Multiple Salary Payment and the Multiple Bonus Payment shall be one time the applicable rate for calculating those payments.

In addition, the Agreement provides that, in the sole discretion of the parties, Mr. Weagley shall provide consulting services to Center and the Bank for a period of twenty four months following his separation from Center and the Bank. The consulting services will be for, among other things, any or all phases of Center’s and the Bank’s business in which Mr. Weagley has particular expertise and knowledge.

The foregoing description of Mr. Weagley’s Agreement does not purpose to be complete, and is qualified in its entirety by reference to the complete text of the Agreement, a copy of which is attached as an exhibit to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)          Exhibits

Exhibit 10.1 – Employment Agreement, effective April 4, 2012, by and among Center Bancorp, Inc., Union Center National Bank and Anthony C. Weagley.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTER BANCORP, INC.

By: /s/ Joseph D. Gangemi

Name:	Joseph D. Gangemi
Title:	Vice President and Secretary

Dated: April 6, 2012

EXHIBIT INDEX

Exhibit 10.1 – Employment Agreement, effective April 4, 2012, by and among Center Bancorp, Inc., Union Center National Bank and Anthony C. Weagley.